Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of June 30, 2023 and

December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2023 and 2022

•	Unaudited interim condensed consolidated statements of financial position as of June 30, 2023 and December 31, 2022

•	Unaudited interim condensed consolidated statements of changes in equity for the six-month periods ended June 30, 2023 and 2022

•	Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2023 and 2022

•	Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Revenue from contracts with customers	4	534,188	502,213	230,975	294,293
Cost of sales:
Operating costs	5.1	(50,491)	(62,568)	(20,347)	(31,729)
Crude oil stock fluctuation	5.2	(2,592)	(651)	2,130	(3,306)
Depreciation, depletion and amortization	12/13/14	(126,819)	(104,804)	(62,447)	(57,982)
Royalties		(62,935)	(66,256)	(27,940)	(37,079)
Other non-cash costs related to the transfer of conventional assets	1.2.1	(9,398)	—	(6,165)	—

Gross profit		281,953	267,934	116,206	164,197

Selling expenses	6	(31,949)	(27,010)	(15,232)	(14,444)
General and administrative expenses	7	(36,787)	(28,351)	(19,776)	(15,888)
Exploration expenses	8	(516)	(392)	(294)	(187)
Other operating income	9.1	96,324	13,720	2,268	10,955
Other operating expenses	9.2	292	(2,042)	(4)	(782)

Operating profit		309,317	223,859	83,168	143,851

Interest income	10.1	503	90	216	74
Interest expense	10.2	(11,363)	(15,597)	(5,226)	(7,365)
Other financial income (expense)	10.3	(34,282)	(14,374)	(19,967)	14,575

Financial income (expense), net		(45,142)	(29,881)	(24,977)	7,284

Profit before income tax		264,175	193,978	58,191	151,135

Current income tax (expense)	15	(54,585)	(78,192)	(7,017)	(51,633)
Deferred income tax (expense) benefit	15	(28,675)	1,584	1,007	2,334

Income tax (expense)		(83,260)	(76,608)	(6,010)	(49,299)

Profit for the period, net		180,915	117,370	52,181	101,836

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) from actuarial remediation related to employee benefits	25	(1,079)	(3,154)	(1,188)	(3,025)
- Deferred income tax benefit	15	377	1,104	415	1,059

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes		(702)	(2,050)	(773)	(1,966)

Total comprehensive profit for the period		180,213	115,320	51,408	99,870

Earnings per share
Basic (in US Dollars per share)	11	1.962	1.324	0.553	1.151
Diluted (in US Dollars per share)	11	1.844	1.226	0.519	1.061

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of June 30, 2023 and December 31, 2022

(Amounts expressed in thousands of US Dollars)

	Notes	As of June 30, 2023	As of December 31, 2022
Assets
Noncurrent assets
Property, plant and equipment	12	1,701,593	1,606,339
Goodwill	13	22,703	28,288
Other intangible assets	13	7,215	6,792
Right-of-use assets	14	66,143	26,228
Investments in associates		6,975	6,443
Trade and other receivables	16	153,725	15,864
Deferred income tax assets		335	335

Total noncurrent assets		1,958,689	1,690,289

Current assets
Inventories	18	8,377	12,899
Trade and other receivables	16	163,520	90,406
Cash, bank balances and other short-term investments	19	222,574	244,385

Total current assets		394,471	347,690

Total assets		2,353,160	2,037,979

Equity and liabilities
Equity
Capital stock	20.1	517,874	517,873
Other equity instruments		32,144	32,144
Legal reserve		2,603	2,603
Share-based payments		36,340	40,744
Share repurchase reserve		49,465	49,465
Other accumulated comprehensive income (losses)		(9,396)	(8,694)
Accumulated profit (losses)		390,840	209,925

Total equity		1,019,870	844,060

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		271,709	243,411
Lease liabilities	14	35,163	20,644
Provisions	21	28,544	31,668
Borrowings	17.1	615,996	477,601
Employee benefits	25	13,139	12,251

Total noncurrent liabilities		964,551	785,575

Current liabilities
Provisions	21	2,285	2,848
Lease liabilities	14	33,032	8,550
Borrowings	17.1	35,306	71,731
Salaries and payroll taxes	22	12,175	25,120
Income tax liability		49,057	58,770
Other taxes and royalties	23	11,721	20,312
Trade and other payables	24	225,163	221,013

Total current liabilities		368,739	408,344

Total liabilities		1,333,290	1,193,919

Total equity and liabilities		2,353,160	2,037,979

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the six-month period ended June 30, 2023

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2022	517,873	32,144	2,603	40,744		49,465	(8,694)	209,925	844,060

Profit for the period	—	—	—	—		—	—	180,915	180,915
Other comprehensive income for the period	—	—	—	—		—	(702)	—	(702)

Total comprehensive income	—	—	—	—		—	(702)	180,915	180,213

Share-based payments	1			(4,404	)(1)	—	—	—	(4,403)

Amounts as of June 30, 2023	517,874	32,144	2,603	36,340		49,465	(9,396)	390,840	1,019,870

(1)	Including 13,250 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the six-month period ended June 30, 2022

(Amounts expressed in thousands of US Dollars)

	Capital stock		Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2021	586,706		—	31,601		—	(5,976)	(47,072)	565,259

Profit for the period	—		—	—		—	—	117,370	117,370
Other comprehensive income for the period	—		—	—		—	(2,050)	—	(2,050)

Total comprehensive income	—		—	—		—	(2,050)	117,370	115,320

Ordinary and Extraordinary General Shareholders’ meeting on April 26, 2022:
Creation of legal reserve	—		1,255	—		—	—	(1,255)	—
Creation of share repurchase reserve	—		—	—		23,840	—	(23,840)	—
Share repurchase	(23,804	)(1)	—	—		—	—	—	(23,804)
Share-based payments	1		—	2,217	(2)	—	—	—	2,218

Amounts as of June 30, 2022	562,903		1,255	33,818		23,840	(8,026)	45,203	658,993

(1)	See Note 21.2 to the annual consolidated financial statements as of December 31, 2022.
(2)	Including 7,175 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Cash flows from operating activities:
Profit for the period, net		180,915	117,370	52,181	101,836

Adjustments to reconcile net cash flows
Items related to operating activities:
(Reversal of) allowance for expected credit losses	6	—	(36)	—	—
Net changes in foreign exchange rate	10.3	(4,022)	(20,487)	2,548	(13,791)
Discount for well plugging and abandonment	10.3	1,115	1,208	616	556
Net (decrease) increase in provisions	9.2	(568)	1,511	(1)	523
Interest expense on lease liabilities	10.3	1,492	1,066	1,104	519
Discount of assets and liabilities at present value	10.3	3,467	4,122	2,758	3,441
Share-based payments	7	13,250	7,175	8,211	4,834
Other non-cash costs related to the transfer of conventional assets	1.2.1	9,398	—	6,165	—
Employee benefits	25	(52)	209	(205)	105
Income tax expense	15	83,260	76,608	6,010	49,299

Items related to investing activities:
Depreciation and depletion	12/14	124,882	103,271	61,448	57,205
Amortization of intangible assets	13	1,937	1,533	999	777
Interest income	10.1	(503)	(90)	(216)	(74)
Gain from farmout agreement	9.1	(5,656)	(9,169)	—	(9,169)
Changes in the fair value of financial assets	10.3	(7,379)	1,750	(10,581)	1,169
Gain related to the transfer of conventional assets	9.1 / 1.2.1	(89,659)	—	—	—

Items related to financing activities:
Interest expense	10.2	11,363	15,597	5,226	7,365
Changes in the fair value of warrants	10.3	—	5,589	—	(17,188)
Amortized cost	10.3	943	1,071	579	538
Remeasurement in borrowings	10.3	32,452	22,537	18,762	13,858
Other financial results	10.3	6,214	(2,482)	4,181	(3,677)

Changes in working capital:
Trade and other receivables		(25,694)	(17,033)	(12,840)	(11,020)
Inventories	5.2	2,592	651	(2,130)	3,306
Trade and other payables		8,057	7,973	3,975	5,422
Payments of employee benefits	25	(139)	(113)	(64)	(56)
Salaries and payroll taxes		(29,566)	(9,064)	(3,674)	1,967
Other taxes and royalties		(31,067)	4,616	(19,049)	885
Provisions		(890)	(1,066)	(361)	(325)
Income tax payment		(38,100)	(35,973)	(36,363)	(32,826)

Net cash flows provided by operating activities		248,042	278,344	89,279	165,479

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment		(294,751)	(177,956)	(161,803)	(99,766)
Payments for the acquisition of AFBN assets (1)		(12,500)	(102,500)	(6,250)	(12,500)
Proceeds from the transfer of conventional assets	1.2.1	10,000	—	—	—
Payments for other assets		(5,008)	—	(5,008)	—
Payments for acquisitions of other intangible assets	13	(2,360)	(1,657)	(1,520)	(730)
Payments for acquisitions of investments in associates		(532)	(770)	—	—
Payments received from farmout agreement	9.1	6,250	10,000	—	10,000
Interest received	10.1	503	90	216	74

Net cash flows (used in) investing activities		(298,398)	(272,793)	(174,365)	(102,922)

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Cash flows from financing activities:
Proceeds from borrowings	17.2	148,500	76,170	13,500	43,500
Payment of borrowings cost	17.2	(1,312)	(584)	(584)	(530)
Payment of borrowings principal	17.2	(47,774)	(86,725)	(25,274)	(24,173)
Payment of borrowings interest	17.2	(11,899)	(19,748)	(4,022)	(4,535)
Payment of lease	14	(20,131)	(5,446)	(10,237)	(2,770)
Share repurchase		—	(23,804)	—	(23,804)
Other financial results	10.3	(5,395)	—	(3,362)	—

Net cash flow provided by (used in) financing activities		61,989	(60,137)	(29,979)	(12,312)

Net increase (decrease) in cash and cash equivalents		11,633	(54,586)	(115,065)	50,245
Cash and cash equivalents at beginning of period	19	241,956	311,217	347,665	204,372
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(33,912)	(8,071)	(12,923)	(6,057)
Net increase (decrease) in cash and cash equivalents		11,633	(54,586)	(115,065)	50,245

Cash and cash equivalents at end of period	19	219,677	248,560	219,677	248,560

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		167,683	137,336	167,683	137,336
Disposal for transfer of conventional assets through increase in trade and other receivables	1.2.1	(116,071)	—	—	—
Changes in well plugging and abandonment with an impact in property, plant and equipment	12	(3,272)	(3,753)	(368)	(1,010)

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information, structure and activities

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de C.V.”.

Its main office is located in the City of Mexico, Mexico, at Pedregal 24, floor 4, Colonia Molino del Rey, Alcaldía Miguel Hidalgo, zip code 11040.

Through its subsidiaries, the Company engages in oil and gas exploration and production (upstream segment).

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on July 13, 2023.

Other than mentioned in Note 1.2 there were no changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2022.

1.2 Significant transactions for the period

1.2.1 Agreement signed with Petrolera Aconcagua Energía S.A. (“Aconcagua”) related to conventional assets (“transfer of conventional assets”)

On February 23, 2023, the Company approved the agreement signed by its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”) with Aconcagua for the operations of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito S.E. Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Transaction consists of a two-phased agreement. The first phase was effective as of March 1, 2023 (the “Effective Date”) and will end no later than February 28, 2027.

Under the terms of the Transaction, from the Effective Date, Aconcagua: (i) pays to Vista 26,468 in cash (10,000 on the signing date, and 10,734 and 5,734 in March 2024 and 2025, respectively); (ii) becomes operator of the Concessions; and (iii) pays 100% of Vista’s share of the capex, operating cost, and any other costs associated to the operation of the Concessions, including royalties and taxes.

Vista Argentina retains 40% of the crude oil and natural gas reserves and production, and 100% of Liquified Petroleum Gas (“LPG”) reserves and production, from the Concessions, until the earliest of (i) February 28, 2027, or (ii) the date when Vista Argentina has received a cumulative production of 4 million barrels of crude oil and 300 million m3 of natural gas (the “Final Closing Date”). Aconcagua keep 60% of the crude oil and natural gas production from the Concessions. Additionally, Vista Argentina has the right to purchase up to Aconcagua’s 60% share of the natural gas produced by the Concessions at a price of 1 USD/MMBtu until the Final Closing Date.

Vista Argentina and Aconcagua will work jointly with the Provinces of Río Negro and Neuquén to negotiate an extension of the exploitation and transportation concession titles governing the Concessions, as per the terms set forth in the applicable regulation in Argentina.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Vista Argentina retains the right to explore and develop the Vaca Muerta formation in the Exploitation Concessions and seek to obtain one or more independent and separate unconventional concessions to develop such resources; and Vista Argentina remains concession title holder of the Concessions until no later than the Final Closing Date, when the Concessions will be transferred to Aconcagua, on an “as is where is basis”, subject to Provincial approvals.

As a consequence of the Transaction, the Company received 10,000 in cash; and recognized: (i) an initial accounts receivable for a total amount of 205,730 in “Trade and other receivables” under “Receivable related to the transfer of conventional assets” (Note 16); (ii) a disposal of 120,529 and 5,542 in “Property, plant and equipment” and “Goodwill”, respectively (Note 12 and 13); and (iii) a gain of 89,659 in “Other operating income” under “Gain related to the transfer of conventional assets” (Note 9.1).

As of June 30, 2023, the Company recognized 9,398 mainly related to the amortization of the aforementioned accounts receivable, in the unaudited interim condensed statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”.

Note 2. Basis of preparation and significant accounting policies

2.1 Bases of preparation and presentation

The unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022, and for the six-month periods ended June 30, 2023 and 2022 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of June 30, 2023, and the results of operations for the six-month period ended June 30, 2023. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2022.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2022, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Other than the transaction mentioned in Note 1.2 there were no changes in interest in Company subsidiaries during the six-month period ended June 30, 2023.

2.4 Summary of significant accounting policies

2.4.1 Impairment testing of goodwill and nonfinancial assets other than goodwill

Nonfinancial assets, including identifiable intangible assets, are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other groups of assets or Cash Generated Units (“CGUs”). (See Note 3.2.2 to the annual consolidated financial statements as of December 31, 2022).

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of June 30, 2023, and December 31, 2022, the Company did not identify indications of impairment related with goodwill and nonfinancial assets other than goodwill.

2.5 Regulatory framework

A- Argentina

2.5.1 Gas market

2.5.1.1 Argentine promotion plan to stimulate natural gas production: 2020-2024 supply and demand system (“Gas IV Plan”)

On December 22, 2022, through Resolution No. 860/2022, the Department of Energy (“SE” by Spanish acronym) the Company, through its subsidiary Vista Argentina, was awarded a base volume of 0.86 Mcm/day at an annual average price of 3.29 USD/MMBTU, applicable until December 31, 2024.

On April 19, 2023, through Resolution No. 265/2023 of the SE, the base volume awarded to Vista was increased to 1.14 Mcm/day, maintaining the annual average price of 3.29 USD/MMBTU, applicable for a four-year period as from January 1, 2025.

Moreover, the Company was granted a permit by the SE to export natural gas to Chile according to the following volumes:

(i)	0.02 Mcm/day for the period elapsed from July through September 2023;

(ii)	0.43 Mcm/day for the period elapsed from October 2023 through April 2024; and

(iii)	a variable volume until December 2024.

For the six-month periods ended June 30, 2023, and 2022, the Company received a net amount of 3,025 and 911, respectively.

As of June 30, 2023, and December 31, 2022, the receivables related to such plan stand at 2,306 and 3,772, respectively (see Note 16).

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the six-month period ended June 30, 2023 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

B- Mexico

There have been no significant changes in Mexico’s regulatory framework during the six-month period ended June 30, 2023 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss) and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and LPG (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the six-month periods ended June 30, 2023, and 2022, the Company generated 99% and 1% of its revenues related to assets located in Argentina and Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart summarizes noncurrent assets per geographical area:

	As of June 30, 2023	As of December 31, 2022
Argentina	1,892,094	1,638,973
Mexico	66,595	51,316

Total noncurrent assets	1,958,689	1,690,289

Note 4. Revenue from contracts with customers

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Goods sold	534,188	502,213	230,975	294,293

Total revenue from contracts with customers	534,188	502,213	230,975	294,293

Recognized at a point in time	534,188	502,213	230,975	294,293

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Revenues from crude oil sales	492,580	470,646	212,622	277,017
Revenues from natural gas sales	39,141	28,928	17,296	15,908
Revenues from LPG sales	2,467	2,639	1,057	1,368

Total revenue from contracts with customers	534,188	502,213	230,975	294,293

Distribution channels	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Exports from crude oil	277,670	224,090	108,635	146,989
Refineries	214,910	246,556	103,987	130,028
Exports from natural gas	16,200	3,227	3,500	785
Industries	11,527	6,484	5,578	3,835
Retail natural gas distribution companies	7,197	8,536	5,471	6,551
Natural gas for electric power generation	4,217	10,681	2,747	4,737
LPG sales	2,467	2,639	1,057	1,368

Total revenue from contracts with customers	534,188	502,213	230,975	294,293

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Fees and compensation for services	27,103	30,006	10,357	15,506
Salaries and payroll taxes	10,047	10,517	5,106	5,459
Transport	3,195	2,645	1,712	1,442
Consumption of materials and spare parts	3,001	8,561	579	4,322
Employee benefits	2,891	2,869	1,273	1,473
Easements and fees	2,576	5,836	786	2,458
Other	1,678	2,134	534	1,069

Total operating costs	50,491	62,568	20,347	31,729

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

5.2 Crude oil stock fluctuation

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Crude oil stock at beginning of period (Note 18)	4,722	5,222	—	7,877
Less: Crude oil stock at end of period (Note 18)	(2,130)	(4,571)	(2,130)	(4,571)

Total crude oil stock fluctuation	2,592	651	(2,130)	3,306

Note 6. Selling expenses

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Transport	15,392	12,168	6,276	6,659
Taxes, rates and contributions	7,632	7,937	3,837	4,353
Tax on bank account transactions	4,826	3,780	2,585	1,820
Fees and compensation for services	4,099	3,161	2,534	1,612
(Reversal of) allowances for expected credit losses	—	(36)	—	—

Total selling expenses	31,949	27,010	15,232	14,444

Note 7. General and administrative expenses

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Salaries and payroll taxes	13,029	12,348	6,242	6,133
Share-based payments	13,250	7,175	8,211	4,834
Fees and compensation for services	5,231	4,770	2,715	2,696
Employee benefits	1,898	1,365	930	868
Institutional promotion and advertising	1,061	941	518	622
Taxes, rates and contributions	616	613	353	63
Other	1,702	1,139	807	672

Total general and administrative expenses	36,787	28,351	19,776	15,888

Note 8. Exploration expenses

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Geological and geophysical expenses	516	392	294	187

Total exploration expenses	516	392	294	187

Note 9. Other operating income and expenses

9.1 Other operating income

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Gain related to the transfer of conventional assets (1)	89,659	—	—	—
Gain from farmout agreement (2)	5,656	9,169	—	9,169
Other services charges (3)	1,009	4,551	2,268	1,786

Total other operating income	96,324	13,720	2,268	10,955

(1)	See Note 1.2.1
(2)

For the six-month periods ended June 30, 2023 and 2022, including 6,250 and 10,000 of payments received by Trafigura Argentina S.A., related to the farmout agreement celebrated on June 28, 2021 (“farmout agreement I”), net of disposals of oil and gas properties and goodwill for 551, and 43; 772 and 59, respectively. See Note 12 and 13. (See Note 29.3.2.1 to the annual consolidated financial statements as of December 31, 2022).

(3)	Services not directly related to the Company’s main activity.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

9.2 Other operating expenses

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Provision for environmental remediation (1)	(386)	(895)	(64)	(198)
Restructuring and reorganization expenses (2)	(276)	(531)	(5)	(259)
Reversal / Provision for materials and spare parts obsolescence (1)	944	(316)	65	(299)
Reversal / Provision for contingencies (1)	10	(300)	—	(26)

Total other operating expenses	292	(2,042)	(4)	(782)

(1)	These transactions did not generate cash flows.
(2)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.

Note 10. Financial income (expense), net

10.1 Interest income

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Financial interest	503	90	216	74

Total interest income	503	90	216	74

10.2 Interest expense

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Borrowings interest (Note 17.2)	(11,363)	(15,597)	(5,226)	(7,365)

Total interest expense	(11,363)	(15,597)	(5,226)	(7,365)

10.3 Other financial income (expense)

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Amortized cost (Note 17.2)	(943)	(1,071)	(579)	(538)
Changes in the fair value of warrants	—	(5,589)	—	17,188
Net changes in foreign exchange rate	4,022	20,487	(2,548)	13,791
Discount of assets and liabilities at present value	(3,467)	(4,122)	(2,758)	(3,441)
Changes in the fair value of financial assets	7,379	(1,750)	10,581	(1,169)
Interest expense on lease liabilities (Note 14)	(1,492)	(1,066)	(1,104)	(519)
Discount for well plugging and abandonment	(1,115)	(1,208)	(616)	(556)
Remeasurement in borrowings (1)	(32,452)	(22,537)	(18,762)	(13,858)
Other (2)	(6,214)	2,482	(4,181)	3,677

Total other financial income (expense)	(34,282)	(14,374)	(19,967)	14,575

(1)	Related to borrowings in purchasing value units (“UVA”, by Spanish acronym) adjusted by the benchmark stabilization coefficient (“CER”, by its Spanish acronym). See Note 17.2.
(2)	For the six-month period ended June 30, 2022, including 819 from loss for negotiable obligations (“ON” by its Spanish acronym) swapping. See Notes 17.1 and 17.2.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 11. Earnings per share

a)	Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

b)	Diluted

Diluted earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Profit for the period, net	180,915	117,370	52,181	101,836
Weighted average number of ordinary shares	92,193,180	88,651,787	94,424,048	88,491,745

Basic earnings per share	1.962	1.324	0.553	1.151

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Profit for the period, net	180,915	117,370	52,181	101,836
Weighted average number of ordinary shares	98,098,245	95,718,213	100,457,519	96,006,635

Diluted earnings per share	1.844	1.226	0.519	1.061

As of June 30, 2023, the Company holds 5,123,346 Series A shares to be used in the Long-Term Incentive Plan (“LTIP”), that, on the date of this unaudited interim condensed consolidated financial statements, are currently out of the money. Consequently, they are not included in the weighted average number of ordinary shares to calculate diluted earnings per share.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Property, plant and equipment

The changes in property, plant and equipment for the six-month period ended June 30, 2023 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties		Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2022	10,794	43,522	513,164		1,607,895		153,948	41,958	2,371,281
Additions	—	1	—		—		290,992	50,001	340,994
Transfers	2,202	2,496	—		268,436		(235,444)	(37,690)	—
Disposals	—	(2)	(623	) (1)	(3,272	) (2)	—	—	(3,897)
Disposals related to the transfer of conventional assets (3)	(1,694)	(7,537)	—		(292,020)		(383)	(12,749)	(314,383)

Amounts as of June 30, 2023	11,302	38,480	512,541		1,581,039		209,113	41,520	2,393,995

Accumulated depreciation
Amounts as of December 31, 2022	(300)	(15,587)	(67,947)		(681,108)		—	—	(764,942)
Depreciation	(3)	(2,357)	(6,781)		(112,247)		—	—	(121,388)
Disposals	—	2	72	(1)	—		—	—	74
Disposals related to the transfer of conventional assets (3)	71	5,259	—		188,524		—	—	193,854

Amounts as of June 30, 2023	(232)	(12,683)	(74,656)		(604,831)		—	—	(692,402)

Net value

Amounts as of June 30, 2023	11,070	25,797	437,885		976,208		209,113	41,520	1,701,593

Amounts as of December 31, 2022	10,494	27,935	445,217		926,787		153,948	41,958	1,606,339

(1)	See Note 9.1.
(2)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(3)	See Note 1.2.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 13. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the six-month period ended June 30, 2023:

	Goodwill		Other intangible assets
Cost
Amounts as of December 31, 2022	28,288		18,246
Additions	—		2,360
Disposals	(43	) (1)	—
Disposals related to the transfer of conventional assets (2)	(5,542)		(1,143)

Amounts as of June 30, 2023	22,703		19,463

Accumulated amortization
Amounts as of December 31, 2022	—		(11,454)
Amortization	—		(1,937)
Disposals related to the transfer of conventional assets (2)	—		1,143

Amounts as of June 30, 2023	—		(12,248)

Net value

Amounts as of June 30, 2023	22,703		7,215

Amounts as of December 31, 2022	28,288		6,792

(1)	See Note 9.1.
(2)	See Note 1.2.1.

Note 14. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the six-month period ended June 30 2023, are detailed below:

	Right-of-use assets			Total lease liabilities
	Buildings	Plant and machinery	Total
Amounts as of December 31, 2022	986	25,242	26,228	(29,194)

Additions	—	52,920	52,920	(52,920)
Reestimation	—	1,689	1,689	(1,689)
Depreciation (1)	(291)	(14,403)	(14,694)	—
Payments	—	—	—	20,131
Interest expense (2)	—	—	—	(4,523)

Amounts as of June 30, 2023	695	65,448	66,143	(68,195)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 11,200.
(2)	Including drilling agreements capitalized as “Works in progress” for 3,031.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 38 and 92 for the six-month periods ended June 30, 2023 and 2022, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 15. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Income tax
Current income tax	(54,585)	(78,192)	(7,017)	(51,633)
Deferred income tax	(28,675)	1,584	1,007	2,334

Income tax (expense) disclosed in the statement of profit or loss	(83,260)	(76,608)	(6,010)	(49,299)

Deferred income tax charged to other comprehensive income	377	1,104	415	1,059

Total income tax (expense)	(82,883)	(75,504)	(5,595)	(48,240)

For the six-month period ended June 30, 2023, the Company’s effective rate was 32%. The significant differences between the effective and statutory rate include (i) the application of the tax adjustment for inflation in Argentina; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; and (iii) the accumulative tax losses not recognized in the period. (See Note 31.1 to the annual consolidated financial statements as of December 31, 2022).

Note 16. Trade and other receivables

	As of June 30, 2023	As of December 31, 2022
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Midstream prepaid expenses (1)	21,456	—
Prepaid expenses and other receivables	13,027	13,630
Value added tax (“VAT”)	1,245	940
Turnover tax	217	493

	35,945	15,063
Financial assets:
Receivables related to the transfer of conventional assets (2)	117,012	—
Loans to employees	768	801

	117,780	801

Total noncurrent trade and other receivables	153,725	15,864

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	30,187	38,978

	30,187	38,978
Other receivables:
Prepayments, tax credits and other:
VAT	23,430	22,939
Prepaid expenses and other receivables	14,479	13,864
Income tax	6,780	2,921
Turnover tax	566	634

	45,255	40,358

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of June 30, 2023	As of December 31, 2022
Financial assets:
Receivables related to the transfer of conventional assets (2)	75,810	—
Accounts receivable from third parties	6,110	2,172
Receivables from joint operations	2,457	3,854
Gas IV Plan (Note 2.5.1.1)	2,306	3,772
Advances to directors and loans to employees	771	444
LPG price stability program	256	574
Other	368	254

	88,078	11,070

Other receivables	133,333	51,428

Total current trade and other receivables	163,520	90,406

(1)	Related to the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Oldelval”) (See Note 28.1 to the annual consolidated financial statements as of December 31, 2022).
(2)	Related to the accounts receivable recognized as a result of the Transaction mentioned in Note 1.2.1.

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of June 30, 2023, in general, accounts receivable has a 18-day term for sales of oil and a 52-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses of 100% against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered. As of June 30, 2023 and December 31, 2022 an allowance for expected credit losses was recorded in trade and other receivables for 160 and 231 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 17. Financial assets and liabilities

17.1 Borrowings

	As of June 30, 2023	As of December 31, 2022
Noncurrent
Borrowings	615,996	477,601

Total noncurrent	615,996	477,601

Current
Borrowings	35,306	71,731

Total current	35,306	71,731

Total Borrowings	651,302	549,332

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of June 30, 2023	As of December 31, 2022
Fixed interest
Less than 1 year	34,486	48,588
From 1 to 2 years	163,715	154,895
From 2 to 5 years	366,876	232,279
Over 5 years	60,405	65,427

Total	625,482	501,189

Variable interest
Less than 1 year	820	23,143
From 1 to 2 years	—	—
From 2 to 5 years	25,000	25,000
Over 5 years	—	—

Total	25,820	48,143

Total Borrowings	651,302	549,332

See Note 17.4 for information on the fair value of the borrowings.

The carrying amount of borrowings as of June 30, 2023 and December 31, 2022 of the Company through its subsidiary Vista Argentina, is as follows:

Company	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of June 30, 2023		As of December 31, 2022
Banco Galicia, Banco Itaú Unibanco, Banco Santander Rio and Citibank NA	July, 2018	USD	150,000	Variable	LIBOR + 4.50%	July, 2023	23,305	(1)	69,121
			150,000	Fixed	8.00%
Santander International	January, 2021	USD	11,700	Fixed	1.80%	January, 2026	32	(2)	68	(2)
Santander International	July, 2021	USD	43,500	Fixed	2.05%	July, 2026	77	(2) (3)	79	(2)
Santander International	January, 2022	USD	13,500	Fixed	2.45%	January, 2027	28	(2) (3)	28	(2)
ConocoPhillips Petroleum Holding B.V.	January, 2022	USD	25,000	Variable	LIBOR + 2.00%	September, 2026	25,820	(3)	25,594

					Total		49,262		94,890

(1)	As of June 30, 2023 the carrying amount is subject to fixed interest.
(2)	The carrying amount is related to interest, and the principal is collateralized.
(3)	See Note 29.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Moreover, Vista Argentina issued nonconvertible debt securities, under the name “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym). The following chart shows the carrying amount of ON as of June 30, 2023 and December 31, 2022:

Company	Execution date	Currency	Principal		Interest	Annual rate	Maturity date	As of June 30, 2023	As of December 31, 2022
ON III	February, 2020	USD	50,000		Fixed	3.50%	February, 2024	9,607	9,607
ON VI	December, 2020	USD	10,000		Fixed	3.24%	December, 2024	9,982	9,968
ON VII	March, 2021	USD	42,371	(1)	Fixed	4.25%	March, 2024	—	42,200
ON VIII	March, 2021	ARS	3,054,537	(2)	Fixed	2.73%	September, 2024	45,947	45,185
ON X	June, 2021	ARS	3,104,063	(2)	Fixed	4.00%	March, 2025	41,448	40,765
ON XI	August, 2021	USD	9,230		Fixed	3.48%	August, 2025	9,222	9,214
ON XII	August, 2021	USD	100,769		Fixed	5.85%	August, 2031	102,481	102,504
ON XIII	June, 2022	USD	43,500		Fixed	6.00%	August, 2024	43,326	43,211
ON XIV	November, 2022	USD	40,511		Fixed	6.25%	November, 2025	36,427	36,408
ON XV	December, 2022	USD	13,500		Fixed	4.00%	January, 2025	13,443	13,413
ON XVI	December, 2022	USD	63,450		Fixed	0.00%	June, 2026	63,132	63,079
	May, 2023	USD	40,785	(1)	Fixed	0.00%	June, 2026	40,525	—
ON XVII	December, 2022	USD	39,118		Fixed	0.00%	December, 2026	38,918	38,888
ON XVIII	March, 2023	USD	118,542		Fixed	0.00%	March, 2027	117,889	—
ON XIX	March, 2023	USD	16,458		Fixed	1.00%	March, 2028	16,387	—
ON XX	June, 2023	USD	13,500		Fixed	4.50%	July, 2025	13,306	—

							Total	602,040	454,442

						Total Borrowings		651,302	549,332

(1)

On May 29, 2023, the Company settled ON VII by: (i) issuing additional ON XVI for 40,785 (which generated no cash flows); and (ii) paid remind principal and interest. The Company recognized 819 related to the loss from the issuance to the swap mentioned.

(2)	Amount in UVA, adjusted by CER (see Note 10.3).

Under the aforementioned program, Vista Argentina may list and issue debt securities in Argentina for a total principal up to 800,000 or its equivalent in other currencies at any time.

17.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of June 30, 2023	As of December 31, 2022
Amounts at beginning of period / year	549,332	610,973
Proceeds from borrowings (1)	189,285	228,614
Borrowings interest (2) (Note 10.2)	11,363	28,886
Payment of borrowings cost	(1,312)	(1,670)
Payment of borrowings interest	(11,899)	(34,430)
Payment of borrowings principal (1)	(88,559)	(294,917)
Amortized cost (2) (Note 10.3)	943	2,365
Remeasurement in borrowings (2) (Note 10.3)	32,452	52,817
Changes in foreign exchange rate (2)	(31,122)	(45,821)
Other financial expense (2) (Note 10.3)	819	2,515

Amounts at end of period / year	651,302	549,332

(1)	As of June 30, 2023, borrowings received and principal payments include 40,785 related to the ON swapping mentioned in Note 17.1.

As of December 31, 2022, borrowings received and principal payments include 99,826 related to the ON swapping mentioned in Note 18.1 to the annual consolidated financial statements as of December 31, 2022. These transactions did not generate cash flows.

(2)	These transactions did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of June 30, 2023	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets / liabilities
Assets
Plan assets (Note 25)	113	5,609	5,722
Trade and other receivables (Note 16)	117,780	—	117,780

Total noncurrent financial assets	117,893	5,609	123,502

Cash, bank balances and other short-term investments (Note 19)	14,849	207,725	222,574
Trade and other receivables (Note 16)	118,265	—	118,265

Total current financial assets	133,114	207,725	340,839

Liabilities
Borrowings (Note 17.1)	615,996	—	615,996
Lease liabilities (Note 14)	35,163	—	35,163

Total noncurrent financial liabilities	651,159	—	651,159

Borrowings (Note 17.1)	35,306	—	35,306
Trade and other payables (Note 24)	225,163	—	225,163
Lease liabilities (Note 14)	33,032	—	33,032

Total current financial liabilities	293,501	—	293,501

As of December 31, 2022	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets / liabilities
Assets
Plan assets (Note 25)	1,055	5,703	6,758
Trade and other receivables (Note 16)	801	—	801

Total noncurrent financial assets	1,856	5,703	7,559

Cash, bank balances and other short-term investments (Note 19)	41,516	202,869	244,385
Trade and other receivables (Note 16)	50,048	—	50,048

Total current financial assets	91,564	202,869	294,433

Liabilities
Borrowings (Note 17.1)	477,601	—	477,601
Lease liabilities (Note 14)	20,644	—	20,644

Total noncurrent financial liabilities	498,245	—	498,245

Borrowings (Note 17.1)	71,731	—	71,731
Trade and other payables (Note 24)	221,013	—	221,013
Lease liabilities (Note 14)	8,550	—	8,550

Total current financial liabilities	301,294	—	301,294

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are income, expenses, profit, or loss from each financial instrument:

For the six-month period ended June 30, 2023:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at FVTPL	Total financial assets / liabilities
Interest income (Note 10.1)	503	—	503
Interest expense (Note 10.2)	(11,363)	—	(11,363)
Amortized cost (Note 10.3)	(943)	—	(943)
Net changes in foreign exchange rate (Note 10.3)	4,022	—	4,022
Discount of assets and liabilities at present value (Note 10.3)	(3,467)	—	(3,467)
Changes in the fair value of financial assets (Note 10.3)	—	7,379	7,379
Interest expense on lease liabilities (Note 10.3)	(1,492)	—	(1,492)
Discount for well plugging and abandonment (Note 10.3)	(1,115)	—	(1,115)
Remeasurement in borrowings (Note 10.3)	(32,452)	—	(32,452)
Other (Note 10.3)	(6,214)	—	(6,214)

Total	(52,521)	7,379	(45,142)

For the six-month period ended June 30, 2022:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at FVTPL	Total financial assets / liabilities
Interest income (Note 10.1)	90	—	90
Interest expense (Note 10.2)	(15,597)	—	(15,597)
Amortized cost (Note 10.3)	(1,071)	—	(1,071)
Changes in the fair value of warrants (Note 10.3)	—	(5,589)	(5,589)
Net changes in foreign exchange rate (Note 10.3)	20,487	—	20,487
Discount of assets and liabilities at present value (Note 10.3)	(4,122)	—	(4,122)
Changes in the fair value of financial assets (Note 10.3)	—	(1,750)	(1,750)
Interest expense on lease liabilities (Note 10.3)	(1,066)	—	(1,066)
Discount for well plugging and abandonment (Note 10.3)	(1,208)	—	(1,208)
Remeasurement in borrowings (Note 10.3)	(22,537)	—	(22,537)
Other (Note 10.3)	2,482	—	2,482

Total	(22,542)	(7,339)	(29,881)

17.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

17.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

-	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

-	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

-	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart shows the Company’s financial assets measured at fair value as of June 30, 2023 and December 31, 2022:

As of June 30, 2023	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	5,609	—	—	5,609
Short-term investments	207,725	—	—	207,725

Total assets	213,334	—	—	213,334

As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	5,703	—	—	5,703
Short-term investments	202,869	—	—	202,869

Total assets	208,572	—	—	208,572

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1 and Level 2 from December 31, 2022, through June 30, 2023.

17.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of June 30, 2023	Carrying amount	Fair value	Level
Liabilities
Borrowings	651,302	509,440	2

Total liabilities	651,302	509,440

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.5 Risk management objectives and policies concerning financial instruments

17.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during period-end or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities. The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2022, except for the following:

17.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of June 30, 2023 and 2022, the Company performed foreign exchange currency hedge transactions, and the impact in the results of the period is recognized in “Other financial income (expense)”.

Most Company sales are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the six-month period ended June 30, 2023 and for the year ended December 31, 2022, ARS depreciated by about 45% and 72%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

As of June 30, 2023
Changes in exchange rate:	+/- 10%
Effect on profit before income taxes	(10,227) / 10,227
Effect on equity before income taxes	(10,227) / 10,227

Interest rate risk

For the six-month periods ended June 30, 2023, and 2022, the average interest rate was 83% and 45%, respectively.

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to the potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of June 30, 2023, and December 31, 2022, about 4% and 9% of indebtedness was subject to variable interest rates. For the six-month period ended June 30, 2023, and for the year ended December 31, 2022, the variable interest rate of loans denominated in USD stood at 9.24 % and 4.55%, respectively. For the year ended December 31, 2022, the variable rate of loans denominated in ARS stood at 36.31%.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

In the case of fixed rates and in view of current market conditions, the Company considers that the risk of a major decrease in interest rates is low; therefore, it does not expect substantial fixed rate debt risk.

For the six-month period ended June 30, 2023, and for the year ended December 31, 2022, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 18. Inventories

	As of June 30, 2023	As of December 31, 2022
Materials and spare parts	6,247	8,177
Crude oil stock (Note 5.2)	2,130	4,722

Total	8,377	12,899

Note 19. Cash, bank balances and other short-term investments

	As of June 30, 2023	As of December 31, 2022
Mutual funds	206,356	202,165
Money market funds	9,804	15,881
Cash in banks	3,517	23,910
Government bonds	2,897	2,429

Total	222,574	244,385

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 (three) months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of June 30, 2023	As of December 31, 2022
Cash, bank balances and other short-term investments	222,574	244,385
Less
Government bonds	(2,897)	(2,429)

Cash and cash equivalents	219,677	241,956

Note 20. Equity

20.1 Capital stock

The following chart shows a reconciliation of the movements in the Company’s capital stock for the six-month period ended June 30, 2023:

	Series A	Series C (1)	Total
Amounts as of December 31, 2022	517,873	—	517,873
Number of shares	88,406,478	2	88,406,480

Cashless exercises of warrant	—	—	—
Number of shares	1,176,811	—	1,176,811
Series A shares to be granted in LTIP	1	—	1
Number of shares	5,482,292	—	5,482,292

Amounts as of June 30, 2023	517,874	—	517,874
Number of shares	95,065,581	2	95,065,583

(1)	As of June 30, 2023, the 2 (two) outstanding Series C shares are currently held by the Company.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of June 30, 2023 and December 31, 2022, the Company’s authorized capital includes 33,726,658 and 40,385,761 Series A ordinary shares, respectively, held in Treasury that may be used with LTIP.

See Note 21 to the annual consolidated financial statements as of December 31, 2022.

Note 21. Provisions

	As of June 30, 2023	As of December 31, 2022
Noncurrent
Well plugging and abandonment	28,276	31,389
Environmental remediation	268	279

Total noncurrent	28,544	31,668

Current
Environmental remediation	1,140	1,542
Well plugging and abandonment	1,072	1,135
Contingencies	73	171

Total current	2,285	2,848

Note 22. Salaries and payroll taxes

	As of June 30, 2023	As of December 31, 2022
Current
Provision for bonuses and incentives	7,389	17,599
Salaries and social security contributions	4,786	7,521

Total current	12,175	25,120

Note 23. Other taxes and royalties

	As of June 30, 2023	As of December 31, 2022
Current
Royalties	9,966	12,642
Tax withholdings	1,644	7,205
VAT	40	10
Turnover tax	14	102
Other	57	353

Total current	11,721	20,312

Note 24. Trade and other payables

	As of June 30, 2023	As of December 31, 2022
Current
Accounts payable:
Suppliers	210,471	196,484

Total current accounts payables	210,471	196,484

Other accounts payables:
Payables to third parties (1)	12,170	23,880
Payables to partners of joint operations	2,215	161
Extraordinary fee for Gas IV Plan	307	488

Total other current accounts payables	14,692	24,529

Total current	225,163	221,013

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through June 30, 2023	Period from January 1, through June 30, 2022	Period from April 1, through June 30, 2023	Period from April 1, through June 30, 2022
Cost of services	(12)	(21)	(6)	(11)
Cost of interest	(300)	(188)	(153)	(94)
Settlement	364	—	364	—

Total	52	(209)	205	(105)

	As of June 30, 2023
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(19,009)	6,758	(12,251)
Items classified as loss or profit
Cost of services	(12)	—	(12)
Cost of interest	(455)	155	(300)
Settlement	364	—	364
Items classified in other comprehensive income
Actuarial remediation gain	(1,190)	111	(1,079)
Benefit payments	777	(777)	—
Payment of contributions	664	(525)	139

Amounts at end of period	(18,861)	5,722	(13,139)

The fair value of plan assets as of every period end per category, is as follows:

	As of June 30, 2023	As of December 31, 2022
US government bonds	5,609	5,703
Cash and cash equivalents	113	1,055

Total	5,722	6,758

See Note 23 to the annual consolidated financial statements as of December 31, 2022.

Note 26. Related parties transactions and balances

As of June 30, 2023 and December 31, 2022, the Company carries no balances with related parties and relevant transactions other than those included in Note 27 to the annual consolidated financial statements as of December 31, 2022.

Note 2.3 to the annual consolidated financial statements as of December 31, 2022 and Note 1.2 of these unaudited interim condensed consolidated financial statements provide information on the Group’s structure, including information on Company subsidiaries.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 27. Commitments and contingencies

27.1 “Vaca Muerta Norte” Pipeline Agreement

On May 16, 2023, through its subsidiary Vista Argentina, the Company entered into an agreement with YPF S.A. (“YPF”), Equinor Argentina B.V. Sucursal Argentina (“Equinor”) and Shell Argentina S.A. (“Shell”) (jointly the “Parties”) , whereby YPF, in its capacity as the hydrocarbon transportation concession owner of the pipeline (the “Pipeline”) located in the Province of Neuquén from “La Amarga Chica” area to “Puesto Hernández” area (the “Transportation Concession”), assigns to the remainder parties an undivided interest of the rights and obligations over the Transportation Concession amounting to: (i) 3.5% (three point five percent) in favour of Equinor; (ii) 13.3% (thirteen point three percent) to Shell, and (iii) 8% (eight percent) to Vista Argentina (the “Assignment”).

The Transportation Concession will be used to carry off the production of all oil and gas areas in which the Parties have, now or hereafter, a Pipeline interest.

In addition, the Parties signed (i) an agency agreement whereby Equinor, Shell and Vista Argentina entrusted YPF with the acts and tasks required to build the Pipeline and set the costs and expenses to be contributed by each concession holder in proportion to their interests, and; (ii) an agreement for the joint construction of the Pipeline, which establishes the terms and conditions to operate, maintain and use the Pipeline transportation capacity and the Transportation Concession.

Moreover, this Assignment is pending approval by the Executive Power of the Province of Neuquén.

As of the date of these unaudited interim condensed consolidated financial statements, Vista Argentina paid 10,340 related to this agreement.

Other than mentioned above , there were no significant changes in commitments and contingencies for the six-month period ended June 30, 2023 (see Notes 28 and 29 to the annual consolidated financial statements as of December 31, 2022).

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the six-month period ended June 30, 2023 (see Note 31 to the annual consolidated financial statements as of December 31, 2022).

Note 29. Subsequent events

The Company assessed events subsequent to June 30, 2023, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through July 13, 2023, date in which these financial statements were made available for issue.

-	On July 5, 2023, Vista Argentina paid interest for an amount of 112 corresponding to loan agreements signed with Banco Santander International in July 2021 and January 2022.

-	On July 13, 2023, Vista Argentina paid interest for an amount of 884 corresponding to loan agreement signed with ConocoPhillips Petroleum Holding B.V.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 30. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.1, the Company, thought it subsidiary Vista Argentina signed an agreement with Aconcagua for the operations of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito SE Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Company has prepared these financial information to comply with the regulatory requirements set forth by the CNBV (“Mexican Banking and Securities Commission”), which have been prepared in accordance with IFRS as issued by the IASB. They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

30.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the six-month period ended as of June 30, 2022 (unaudited)

	Six-month period			Three-month period
	From January 1, through June 30, 2022	Pro forma adjustments	From January 1, through June 30, 2022 Pro forma	From April 1, through June 30, 2022	Pro forma adjustments	From April 1, through June 30, 2022 Pro forma
Revenue from contracts with customers	502,213	(46,465)	455,748	294,293	(37,931)	256,362
Cost of sales:
Operating costs	(62,568)	24,571	(37,997)	(31,729)	17,065	(14,664)
Crude oil stock fluctuation	(651)	32	(619)	(3,306)	2,006	(1,300)
Depreciation, depletion and amortization	(104,804)	11,387	(93,417)	(57,982)	8,392	(49,590)
Royalties	(66,256)	12,040	(54,216)	(37,079)	8,974	(28,105)
Other non-cash costs related to the transfer of conventional assets	—	(10,912)	(10,912)	—	(8,099)	(8,099)

Gross profit	267,934	(9,347)	258,587	164,197	(9,593)	154,604

Selling expenses	(27,010)	686	(26,324)	(14,444)	650	(13,794)
General and administrative expenses	(28,351)	—	(28,351)	(15,888)	—	(15,888)
Exploration expenses	(392)	—	(392)	(187)	—	(187)
Other operating income	13,720	54,223	67,943	10,955	(2,624)	8,331
Other operating expenses	(2,042)	—	(2,042)	(782)	—	(782)

Operating profit	223,859	45,562	269,421	143,851	(11,567)	132,284

Interest income	90	—	90	74	—	74
Interest expense	(15,597)	—	(15,597)	(7,365)	—	(7,365)
Other financial income (expense)	(14,374)	—	(14,374)	14,575	—	14,575

Financial income (expense), net	(29,881)	—	(29,881)	7,284	—	7,284

Profit before income tax	193,978	45,562	239,540	151,135	(11,567)	139,568

Current income tax (expense)	(78,192)	(8,122)	(86,314)	(51,633)	2,062	(49,571)
Deferred income tax (expense) benefit	1,584	(7,825)	(6,241)	2,334	1,986	4,320

Income tax (expense)	(76,608)	(15,947)	(92,555)	(49,299)	4,048	(45,251)

Profit for the period, net	117,370	29,615	146,985	101,836	(7,519)	94,317

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	Six-month period			Three-month period
	From January 1, through June 30, 2022	Pro forma adjustments	From January 1, through June 30, 2022 Pro forma	From April 1, through June 30, 2022	Pro forma adjustments	From April 1, through June 30, 2022 Pro forma
Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) from actuarial remediation related to employee benefits	(3,154)	—	(3,154)	(3,025)	—	(3,025)
- Deferred income tax benefit	1,104	—	1,104	1,059	—	1,059

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes	(2,050)	—	(2,050)	(1,966)	—	(1,966)

Total comprehensive profit for the period	115,320	29,615	144,935	99,870	(7,519)	92,351

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of June 30, 2023 and December 31, 2022 and for the six-month periods ended June 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

30.2 Pro forma consolidated statement of financial position as of June 30, 2022 (unaudited)

	As of June 30, 2022	Pro forma adjustments	As of June 30, 2022 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	1,420,394	(130,995)	1,289,399
Goodwill	28,357	(5,542)	22,815
Other intangible assets	4,002	—	4,002
Right-of-use assets	26,482	(3,131)	23,351
Investments in associates	3,747	—	3,747
Trade and other receivables	18,990	163,787	182,777
Deferred income tax assets	4,029	—	4,029

Total noncurrent assets	1,506,001	24,119	1,530,120

Current assets
Inventories	18,914	(3,342)	15,572
Trade and other receivables	59,271	12,786	72,057
Cash, bank balances and other short-term investments	251,054	(4,471)	246,583

Total current assets	329,239	4,973	334,212

Total assets	1,835,240	29,092	1,864,332

Equity and liabilities
Equity
Capital stock	562,903	—	562,903
Legal reserve	1,255	—	1,255
Share-based payments	33,818	—	33,818
Share repurchase reserve	23,840	—	23,840
Other accumulated comprehensive income (losses)	(8,026)	—	(8,026)
Accumulated profit (losses)	45,203	29,615	74,818

Total equity	658,993	29,615	688,608

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	173,990	7,825	181,815
Lease liabilities	18,667	(3,131)	15,536
Provisions	27,403	—	27,403
Borrowings	439,593	—	439,593
Warrants	8,133	—	8,133
Employee benefits	11,072	—	11,072
Trade and other payables	17,180	—	17,180

Total noncurrent liabilities	696,038	4,694	700,732

Current liabilities
Provisions	2,717	—	2,717
Lease liabilities	9,300	—	9,300
Borrowings	162,911	—	162,911
Salaries and payroll taxes	12,953	—	12,953
Income tax liability	82,336	8,122	90,458
Other taxes and royalties	13,431	—	13,431
Trade and other payables	196,561	(13,339)	183,222

Total current liabilities	480,209	(5,217)	474,992

Total liabilities	1,176,247	(523)	1,175,724

Total equity and liabilities	1,835,240	29,092	1,864,332